October 22, 2013	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of
$0.61 Per Diluted Common Share

Preliminary Financial Results for the Third Quarter and First Nine Months of 2013:

•
Asset Quality: Non-performing assets and potential problem loans, excluding those covered by FDIC loss sharing agreements, totaled $97.8 million at September 30, 2013, a decrease of $24.2 million from December 31, 2012, and a decrease of $7.1 million from June 30, 2013. Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2013, were $63.2 million, a decrease of $9.4 from $72.6 million at December 31, 2012, and a decrease of $7.7 million from $70.9 million at June 30, 2013. Non-performing assets were 1.75% of total assets at September 30, 2013, compared to 1.84% at December 31, 2012, and 1.85% at June 30, 2013. Net charge-offs were $3.4 million for the three months ended September 30, 2013, compared to $4.0 million for the three months ended June 30, 2013, and $8.8 million for the three months ended September 30, 2012.

•
Total Loans:  Total gross loans, including FDIC-covered loans, increased $8.6 million from December 31, 2012, to September 30, 2013.  Decreases in the FDIC-covered loan portfolios totaled $110.6 million.  Excluding covered loans and mortgage loans held for sale, total loans increased $119.2 million from December 31, 2012, to September 30, 2013, primarily in the areas of commercial real estate loans, other consumer loans, and commercial business loans, partially offset by a decrease in other residential loans.

•
Net Interest Income: Net interest income for the third quarter of 2013 decreased $4.8 million to $38.5 million compared to $43.3 million for the third quarter of 2012. Net interest margin was 4.64% for the quarter ended September 30, 2013, compared to 4.75% for the third quarter in 2012 and 4.39% for the quarter ended June 30, 2013.  These changes were primarily the result of variations in the yield accretion on acquired loans due to improvements in expected cash flows in the 2013 period when compared to the third quarter 2012 period. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the period was 101 basis points for the quarter ended September 30, 2013, 109 basis points for the quarter ended September 30, 2012, and 88 basis points for the quarter ended June 30, 2013.  For further discussion on the additional yield accretion of the discount on acquired loan pools, see the “Net Interest Income” section of this release.

•
Capital:  The capital position of the Company continues to be strong, significantly exceeding the “well capitalized” thresholds established by regulators. On a preliminary basis, as of September 30, 2013, the Company’s Tier 1 leverage ratio was 10.8%, Tier 1 risk-based capital ratio was 16.4%, and total risk-based capital ratio was 17.7%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2013, were $0.61 per diluted common share ($8.3 million available to common shareholders) compared to $0.51 per diluted common share ($7.0 million available to common shareholders) for the three months ended September 30, 2012.

Preliminary earnings for the nine months ended September 30, 2013, were $1.80 per diluted common share ($24.6 million available to common shareholders) compared to $2.62 per diluted common share ($35.8 million available to common shareholders) for the nine months ended September 30, 2012.  The previous year earnings included the gain recognized on the FDIC-assisted acquisition of InterBank.

For the quarter ended September 30, 2013, annualized return on average common equity was 10.56%; annualized return on average assets was 0.92%; and net interest margin was 4.64% compared to 9.42%, 0.70% and 4.75%, respectively, for the quarter ended September 30, 2012.  For the nine months ended September 30, 2013, annualized return on average common equity was 10.44%; annualized return on average assets was 0.87%; and net interest margin was 4.60% compared to 16.74%, 1.21% and 4.47%, respectively, for the nine months ended September 30, 2012.

President and CEO Joseph W. Turner commented, “We are pleased overall with our third quarter performance. Earnings were $0.61 per diluted share and overall asset quality continued to improve.  Total loans, excluding covered loans and mortgages held for sale, increased $119.2 million in the first nine months of 2013, an annualized rate of over 8%.  Competition for loans remains significant, and, as expected, balances in our covered loan portfolios continue to decline.

“Improvement in overall asset quality continued in the third quarter. For the quarter ended September 30, 2013, the provision for loan losses was $2.7 million, with net charge-offs totaling $3.4 million for the quarter.  Compared to June 30, 2013, non-performing loans decreased $3.3 million to $21.4 million and foreclosed assets decreased $4.4 million to $41.8 million.

“As we stated in the last two quarters, we anticipate that the provision for loan losses will generally be in line with charge-off levels.  Through the first three quarters of this year, provision expenses and net charge-offs in 2013 have been significantly less than those in 2012, with respective decreases more pronounced in the latter portion of  the year.  However, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs may fluctuate from period to period and are difficult to predict.”

Turner continued, “Excluding the effects of our interest income adjustments due to changes in expected cash flows on our acquired loan pools, we experienced margin expansion of 12 basis points, 3.63% in the third quarter of 2013 versus 3.51% in the second quarter of 2013. We have reduced our investment portfolio by over $220 million since the beginning of the year, mainly through reductions in mortgage-backed securities.  Since the end of 2012, total deposits decreased by approximately $300 million, mainly due to planned reductions in certain depository account types, including time deposits and accounts with collateralized deposit balances.”

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Net interest income	$38,464	$43,255	$119,098	$120,504
Provision for loan losses	2,677	8,400	14,573	36,077
Non-interest income	929	2,085	6,179	44,022
Non-interest expense	27,178	29,152	81,738	82,294
Provision for income taxes	1,099	746	3,910	10,447
Net income from continuing operations	8,439	7,042	25,056	35,708
Income from discontinued operations, net of tax	—	62	—	549
Net income	$8,439	$7,104	$25,056	$36,257

Net income available to common shareholders	$8,294	$6,954	$24,621	$35,817
Earnings per diluted common share	$0.61	$0.51	$1.80	$2.62
Earnings from continuing operations per diluted common share	$0.61	$0.50	$1.80	$2.59

NET INTEREST INCOME

Net interest income for the third quarter of 2013 decreased $4.8 million to $38.5 million compared to $43.3 million for the third quarter of 2012. Net interest margin was 4.64% in the third quarter of 2013, compared to 4.75% in the same period of 2012, a decrease of 11 basis points.  Net interest income for the nine months ended September 30, 2013 decreased $1.4 million to $119.1 million compared to $120.5 million in the same period of 2012. Net interest margin was 4.60% in the nine months ended September 30, 2013, compared to 4.47% in the same period of 2012, an increase of 13 basis points. The average interest rate spread was 4.53% and 4.51% for the three and nine months ended September 30, 2013, compared to 4.69% and 4.39% for the three and nine months ended September 30, 2012. For the three months ended September 30, 2013, the average interest rate spread increased 22 basis points compared to the average interest rate spread of 4.31% in the three months ended June 30, 2013.  This increase was primarily due to an increase in average yield on loans receivable and a decrease in average yield on deposits and FHLB advances, partially offset by a decrease in average yield on investment securities and an increase in average yield on short-term borrowings.

The Company’s net interest margin was significantly impacted by additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in the 2009, 2011 and 2012 FDIC-assisted transactions. On an on-going basis the Company estimates the cash flows expected to be collected from the acquired loan pools. For each of the loan portfolios acquired, the cash flow estimates have increased, based on payment histories and reduced loss expectations of the loan pools. This resulted in increased income that was spread on a level-yield basis over the remaining expected lives of the loan pools. The increases in expected cash flows also reduced the amount of expected reimbursements under the loss sharing agreements with the FDIC, which are recorded as indemnification assets. Therefore, the expected indemnification assets have also been reduced each quarter since the fourth quarter of 2010, resulting in adjustments to be amortized on a comparable basis over the remainder of the loss sharing agreements or the remaining expected lives of the loan pools, whichever is shorter. The impact to net interest income and net interest margin was greater in the quarter ended September 30, 2013 compared to the quarter ended June 30, 2013 due to additional estimated cash flows, primarily related to the Sun Security Bank and InterBank loan portfolios.  The impact of these adjustments on the Company’s financial results for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2013		September 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$8,412	101 bps	$9,956	109 bps
Non-interest income	(7,074)		(8,169)
Net impact to pre-tax income	$1,338		$1,787

	Nine Months Ended
	September 30, 2013		September 30, 2012
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$26,508	103bps	$24,136	90bps
Non-interest income	(22,037)		(19,319)
Net impact to pre-tax income	$4,471		$4,817

Because these adjustments will be recognized over the remaining lives of the loan pools and the remainder of the loss sharing agreements, respectively, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income is $25.0 million and the remaining adjustment to the indemnification assets, including the effects of the clawback liability related to InterBank, that will affect non-interest income (expense) is $(20.7) million. Of the remaining adjustments, we expect to recognize $5.7 million of interest income and $(5.0) million of non-interest income (expense) in the remainder of 2013.  Additional adjustments may be recorded in future periods from the FDIC-assisted transactions, as the Company continues to estimate expected cash flows from the acquired loan pools.

Excluding the impact of the additional yield accretion, net interest margin decreased three basis points when compared to the year-ago quarter, and increased 12 basis points when compared to the second quarter of 2013.  Decreases in the yield on loans and investments, excluding the yield accretion income discussed above, when compared to the year-ago quarter, were offset by the positive effects of the lower deposit costs and lower rates on subordinated debentures issued to capital trust.  In many cases, new loans originated are at rates which are lower than the rates on existing loans and loans being paid down or paid off.  During 2012 and 2013, lower-rate transaction deposits increased as customers added to existing accounts or new customer accounts were opened, while higher-rate brokered deposits decreased and retail time deposits renewed at lower rates of interest.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2013, non-interest income decreased $1.2 million when compared to the quarter ended September 30, 2012, primarily as a result of the following items:

•
Amortization of income related to business acquisitions:  There was a larger decrease to non-interest income from amortization related to business acquisitions compared to the prior year quarter.  The net amortization, an amount which reduces non-interest income, increased $380,000 from the prior year quarter.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $7.1 million of amortization (decrease in non-interest income) was recorded in the quarter ended September 30, 2013.  This amortization (decrease in non-interest income) amount was down $1.1 million from the $8.2 million that was recorded in the quarter ended September 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions.  Income from the accretion of the discount related to all of the acquisitions was $940,000 for the quarter ended September 30, 2013, compared to $2.2 million for the quarter ended September 30, 2012.

•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $397,000 for the quarter ended September 30, 2013, when compared to the quarter ended September 30, 2012.  Due to generally low yields and a reduction in pledging needs, the Company sold $104 million of mortgage-backed securities in the 2013 period at a small net gain.

•
Gains on sales of single-family loans: Gains on sales of single-family loans decreased $225,000 compared to the prior year quarter.  This was due to a decrease in originations of fixed-rate loans, which were then sold in the secondary market, due to higher fixed rates on these loans in the 2013 period.

For the nine months ended September 30, 2013, non-interest income decreased $37.8 million when compared to the nine months ended September 30, 2012, primarily as a result of the following items:

•	InterBank FDIC-assisted acquisition: During the nine months ended September 30, 2012, the Bank recognized a one-time gain on the FDIC-assisted acquisition of InterBank of $31.3 million (pre-tax).
•
Amortization of income related to business acquisitions:  There was a larger decrease to non-interest income from amortization related to business acquisitions compared to the prior year period.  The net amortization, an amount which reduces non-interest income, increased $5.8 million from the prior year period.  As described above in the net interest income section, due to the increase in cash flows expected to be collected from the TeamBank, Vantus Bank, Sun Security Bank and InterBank FDIC-covered loan portfolios, $22.0 million of amortization (decrease in non-interest income) was recorded in the nine months ended September 30, 2013.  This amortization (decrease in non-interest income) amount was up $2.7 million from the $19.3 million that was recorded in the nine months ended September 30, 2012, relating to reductions of expected reimbursements under the loss sharing agreements with the FDIC.  Offsetting this, the Bank had additional income from the accretion of the discount on the indemnification assets related to the FDIC-assisted acquisitions.  Income from the accretion of the discount related to all of the acquisitions was $4.6 million for the nine months ended September 30, 2013, compared to $6.8 million for the nine months ended September 30, 2012.
•
Net realized gains on sales of available-for-sale securities:  Net realized gains on sales of available-for-sale securities decreased $1.5 million for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012.  The Company realized significant gains on the sale of certain mortgage-backed and municipal securities in the 2012 period.

•
Service charges and ATM fees:  Service charges and ATM fees decreased $472,000 in the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012, primarily due to a decrease in overdraft charges in the current period compared to the prior period.

Partially offsetting the decrease in non-interest income was an increase in the following items:

•
Gains on sales of single-family loans: Gains on sales of single-family loans increased $586,000 for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012.  This was due to an increase in originations of fixed-rate loans due to lower fixed rates, which were then sold in the secondary market.

•
Change in interest rate swap fair value:  The Company recorded income during the 2013 nine month period due to the increase in the interest rate swap fair value related to its matched book interest rate derivatives program of $283,000.  This compares to expense of $124,000 recorded during the nine months ended September 30, 2012.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2013, non-interest expense decreased $2.0 million to $27.2 million, when compared to the quarter ended September 30, 2012.  The decrease was primarily due to the following items:

•
Foreclosure-related expenses:  Expenses on foreclosed assets decreased $1.5 million for the quarter ended September 30, 2013, when compared to the quarter ended September 30, 2012, due primarily to large write-downs of carrying values of foreclosed assets and losses on sales of assets in the 2012 quarter.

•
Net occupancy expense:  Net occupancy expense decreased $340,000 for the quarter ended September 30, 2013, when compared to the quarter ended September 30, 2012, primarily due to one-time expenses related to the InterBank transaction in the 2012 quarter.

For the nine months ended September 30, 2013, non-interest expense decreased $555,000 to $81.7 million, when compared to the nine months ended September 30, 2012.  The increase was primarily due to the following items:

•
Other non-interest expense:  Other non-interest expense decreased $1.0 million for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012, due primarily to InterBank one-time acquisition related expenses incurred in the 2012 period.

•
Foreclosure-related expenses:  Expenses on foreclosed assets decreased $725,000 for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012, due primarily to large write-downs of carrying values of foreclosed assets and losses on sales of assets in the 2012 period.

•
Legal, audit and other professional fees:  Legal, audit and other professional fees decreased $430,000 compared to the nine months ended September 30, 2012, primarily due to the FDIC-assisted acquisition of InterBank, which created $442,000 of non-recurring legal, accounting and other professional fees in the 2012 period.

Partially offsetting the decrease in non-interest expense was an increase in the following items:

•
Partnership tax credit:  The partnership tax credit expense increased $701,000 from the prior year period.  The Company has invested in certain federal low-income housing tax credits and federal new market tax credits.  These credits are typically purchased at 70-90% of the amount of the credit and are generally utilized to offset taxes payable over ten-year and seven-year periods, respectively.  During the nine months ended September 30, 2013, tax credits used to reduce the Company’s tax expense totaled $5.5 million, up $700,000 from $4.8 million for the nine months ended September 30, 2012.  These tax credits resulted in corresponding amortization expense of $4.5 million during the nine months ended September 30, 2013, up $700,000 from $3.8 million for the nine months ended September 30, 2012. The net result of these transactions was an increase to non-interest expense and a decrease to income tax expense, which positively impacted the Company’s effective tax rate, but negatively impacted the Company’s non-interest expense and efficiency ratio.

•
Salaries and employee benefits:   Salaries and employee benefits increased $492,000 for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012, primarily due to the internal growth of the Company and the increased number of employees, and salary increases for existing employees.

•
Advertising:  Advertising expense increased $383,000 for the nine months ended September 30, 2013, when compared to the nine months ended September 30, 2012, due to additional marketing campaigns across the franchise in the current year period, including business banking and mobile banking promotions.

The Company’s efficiency ratio for the quarter ended September 30, 2013, was 68.99% compared to 65.45% for the same quarter in 2012.  The efficiency ratio for the nine months ended September 30, 2013, was 65.25% compared to 51.36% for the same period in 2012.  The increase in the ratio in the 2013 three and nine-month periods was primarily due to decreases in non-interest income resulting from the acquisition gain in 2012.  The Company’s ratio of non-interest expense to average assets decreased from 3.04% and 2.92% for the three and nine months ended September 30, 2012, respectively, to 2.96% and 2.82% for the three and nine months ended September 30, 2013.  The decrease in the current period ratios was due to a decrease in non-interest expense in the 2013 periods compared to the 2012 periods.  Average assets for the quarter ended September 30, 2013 decreased $387 million, or 9.5%, from the quarter ended September 30, 2012.  Average assets for the nine months ended September 30, 2013, decreased $151 million, or 3.8%, from the nine months ended September 30, 2012.

INCOME TAXES

For the three and nine months ended September 30, 2013, the Company’s effective tax rates were 11.5% and 13.5%, respectively, which were lower than the statutory federal tax rate of 35%, due primarily to the effects of the tax credits discussed above and to tax-exempt investments and tax-exempt loans which reduced the Company’s effective tax rate.  In future periods, the Company expects its effective tax rate typically will be approximately 12%-18% of pre-tax net income, assuming it continues to maintain or increase its use of investment tax credits. The Company’s effective tax rate may fluctuate as it is impacted by the level and timing of the Company’s utilization of tax credits and the level of tax-exempt investments and loans and the overall level of pretax income.

CAPITAL

As of September 30, 2013, total stockholders’ equity was $375.6 million (10.4% of total assets). As of September 30, 2013, common stockholders’ equity was $317.6 million (8.8% of total assets), equivalent to a book value of $23.15 per common share. Total stockholders’ equity at December 31, 2012, was $369.9 million (9.4% of total assets). As of December 31, 2012, common stockholders’ equity was $311.9 million (7.9% of total assets), equivalent to a book value of $22.94 per common share.  At September 30, 2013, the Company’s tangible common equity to total assets ratio was 8.7%, compared to 7.7% at December 31, 2012. The tangible common equity to total risk-weighted assets ratio was 12.9% at September 30, 2013, compared to 12.7% at December 31, 2012.

As of September 30, 2013, the Company’s and the Bank’s regulatory capital levels were categorized as “well capitalized” as defined by the Federal banking agencies’ capital-related regulations. On a preliminary basis, as of September 30, 2013, the Company’s Tier 1 leverage ratio was 10.8%, Tier 1 risk-based capital ratio was 16.4%, and total risk-based capital ratio was 17.7%. On September 30, 2013, and on a preliminary basis, the Bank’s Tier 1 leverage ratio was 10.0%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 16.4%.

Great Southern Bancorp, Inc. is a participant in the U.S. Treasury’s Small Business Lending Fund (SBLF).  Through the SBLF, in August 2011, the Company issued a new series of preferred stock totaling $57.9 million to the Treasury.  The dividend rate on the SBLF preferred stock for the third quarter of 2013 was 1.0% and the Company currently expects the dividend rate for the fourth quarter of 2013 to be approximately 1.0%.

PROVISION FOR LOAN LOSSES AND ALLOWANCE FOR LOAN LOSSES

Management records a provision for loan losses in an amount it believes sufficient to result in an allowance for loan losses that will cover current net charge-offs as well as risks believed to be inherent in the loan portfolio of the Bank. The amount of provision charged against current income is based on several factors, including, but not limited to, past loss experience, current portfolio mix, actual and potential losses identified in the loan portfolio, economic conditions, and internal as well as external reviews.  Based on the Company’s current assessment of these factors and their expected impact on the loan portfolio, management believes that provision expenses and net charge-offs for 2013 will likely be less than those for 2012.  As noted previously, however, the levels of non-performing assets, potential problem loans, loan loss provisions and net charge-offs fluctuate from period to period and are difficult to predict.

Weak economic conditions, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in loan loss provision expense. Management long ago established various controls in an attempt to limit future losses, such as a watch list of possible problem loans, documented loan administration policies and a loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

The provision for loan losses for the quarter ended September 30, 2013, decreased $5.7 million to $2.7 million when compared with the quarter ended September 30, 2012.  The provision for loan losses for the nine months ended September 30, 2013, decreased $21.5 million to $14.6 million when compared with the nine months ended September 30, 2012.  At September 30, 2013, the allowance for loan losses was $39.5 million, a decrease of $1.2 million from December 31, 2012.  Total net charge-offs were $3.4 million and $8.8 million for the quarters ended September 30, 2013 and 2012, respectively.  Total net charge-offs were $15.8 million and $37.0 million for the nine months ended September 30, 2013 and 2012, respectively.  Three relationships made up $3.0 million of the net charge-off total for the quarter ended September 30, 2013. Included in the net charge-off total for the nine months ended September 30, 2013 were charge-offs of $2.2 million and net recoveries of $1.1 million related to loans covered by the loss sharing agreements with the FDIC.  In the first quarter of 2013, the Bank recorded $2.2 million in net charge-offs (with a corresponding provision for loan losses) related to the covered loans.  Under these agreements, the FDIC will reimburse the Bank for 80% of the losses, so the Bank expected reimbursement of $1.8 million of this charge-off and recorded income of this amount in the first quarter of 2013.  During the second quarter of 2013, these covered loans were resolved more favorably than originally anticipated, with the Bank experiencing a recovery of $1.1 million of the previously recorded charge-off.  The Bank expected to reimburse the FDIC $0.9 million of this recovery and recorded expense of this amount in the second quarter of 2013.  General market conditions, and more specifically, real estate absorption rates and unique circumstances related to individual borrowers and projects also contributed to the level of provisions and charge-offs.  As properties were categorized as potential problem loans, non-performing loans or foreclosed assets, evaluations were made of the values of these assets with corresponding charge-offs as appropriate.

The Bank’s allowance for loan losses as a percentage of total loans, excluding loans covered by the FDIC loss sharing agreements, was 2.01%, 2.21% and 2.22% at September 30, 2013, December 31, 2012, and September 30, 2012, respectively. Management considers the allowance for loan losses adequate to cover losses inherent in the Company’s loan portfolio at September 30, 2013, based on recent reviews of the Company’s loan portfolio and current economic conditions. If economic conditions were to deteriorate or management’s assessment of the loan portfolio were to change, it is possible that additional loan loss provisions would be required, thereby adversely affecting future results of operations and financial condition.

ASSET QUALITY

Former TeamBank, Vantus Bank, Sun Security Bank and InterBank non-performing assets, including foreclosed assets, are not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets below due to the respective loss sharing agreements with the FDIC, which cover at least 80% of principal losses that may be incurred in these portfolios for the applicable terms under the agreement.  In addition, FDIC-supported TeamBank, Vantus Bank, Sun Security Bank and InterBank assets were initially recorded at their estimated fair values as of their acquisition dates of March 20, 2009, September 4, 2009, October 7, 2011, and April 27, 2012, respectively.  The overall performance of the FDIC-covered loan pools has been better than original expectations as of the acquisition dates.

As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions that occur from time to time, and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Non-performing assets, excluding FDIC-covered non-performing assets, at September 30, 2013, were $63.2 million, a decrease of $9.4 million from $72.6 million at December 31, 2012.  Non-performing assets, excluding FDIC-covered non-performing assets, as a percentage of total assets were 1.75% at September 30, 2013, compared to 1.84% at December 31, 2012.

Compared to June 30, 2013, non-performing loans decreased $3.3 million to $21.4 million and foreclosed assets decreased $4.4 million to $41.8 million.  Commercial real estate loans comprised $9.8 million, or 45.7%, of the total $21.4 million of non-performing loans at September 30, 2013, a decrease of $1.4 million from June 30, 2013.  Non-performing other commercial loans decreased $2.9 million in the three months ended September 30, 2013, and were $4.9 million, or 22.8%, of the total non-performing loans at September 30, 2013.  Non-performing one-to four-family residential loans comprised $3.7 million, or 17.3%, of the total non-performing loans at September 30, 2013, an increase of $404,000 from June 30, 2013.

Compared to June 30, 2013, potential problem loans increased $650,000, or 1.91%. This increase was due to the addition of $5.6 million of loans to potential problem loans, partially offset by $2.0 million in loans transferred to non-performing, $1.3 million in loans transferred to foreclosed assets, $596,000 in charge-offs, $559,000 in payments on potential problem loans and $513,000 in loans being removed from potential problem loans.

Activity in the non-performing loans category during the quarter ended September 30, 2013, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	1,289	158	—	—	(312)	(133)	(99)	903
Land development	243	—	—	—	—	—	(7)	236
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,304	1,445	—	—	(535)	(321)	(185)	3,708
Other residential	—	713	—	—	—	—	—	713
Commercial real estate	11,168	1,111	—	—	(1,658)	(8)	(848)	9,765
Other commercial	7,801	2,724	—	—	(19)	(2,415)	(3,214)	4,877
Consumer	895	508	(49)	—	—	(4)	(164)	1,186

Total	$24,700	$6,659	$(49)	$—	$(2,524)	$(2,881)	$(4,517)	$21,388

At September 30, 2013, the non-performing commercial real estate category included eight loans, one of which was added during the quarter and totaled $1.1 million.  It is collateralized by a shopping center and other real estate. The largest relationship in this category, which was added in previous quarters, is comprised of three loans totaling $6.1 million, or 62.7%, of the total category, and is collateralized by three hotel buildings.  The non-performing other commercial category included nine loans, four of which are related and were added during the quarter.  This is the largest relationship in this category, totaling $2.7 million, or 55.5% of the total category, and is collateralized by inventory and assets of a business.  The non-performing one- to four-family residential category included 42 loans, 17 of which were added during the quarter.

Activity in the potential problem loans category during the quarter ended September 30, 2013, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets	Charge-Offs	Payments	Ending Balance, September 30
	(In thousands)

One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	850	1,856	—	—	(36)	(149)	(206)	2,315
Land development	14,459	25	—	(158)	(645)	—	(44)	13,637
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,143	42	—	(1)	(649)	(447)	(131)	1,957
Other residential	2,172	—	—	(713)	—	—	—	1,459
Commercial real estate	12,319	1,284	(513)	(1,088)	—	—	(71)	11,931
Other commercial	789	2,398	—	—	—	—	(1)	3,186
Consumer	243	3	—	—	—	—	(106)	140

Total	$33,975	$5,608	$(513)	$(1,960)	$(1,330)	$(596)	$(559)	$34,625

At September 30, 2013, the land development category included six loans, all of which were added during previous quarters.  The largest relationship in this category totaled $6.0 million, or 43.8% of the total category, and was collateralized by property located in the Branson, Mo. area.  The second largest relationship in this category totaled $5.0 million, or 36.7% of the total category, and was collateralized by property in the Lake of the Ozarks, Mo. area.  The commercial real estate category of potential problem loans included 12 loans, six of which were added during the current quarter.  The largest relationship in this category, which was added during a previous quarter, had a balance of $5.0 million, or 41.7% of the total category.  The relationship was collateralized by properties located near Branson, Missouri.  The other commercial category of potential problem loans included five loans, one of which was added in the current quarter.  The largest relationship in this category, which was added during the current quarter, had a balance of $2.4 million, or 75.3% of the total category, and was collateralized by assignments of interests in real estate partnerships.  The one- to four-family residential category of potential problem loans included 18 loans, one of which was added during the current quarter.  The subdivision construction category of potential problem loans included six loans, three of which were added during the current quarter.  The largest relationship in this category, which was added during the current quarter, had a balance of $1.8 million, or 78.4% of the total category, and was collateralized by properties in the Branson, Mo., area.  The other residential category of potential problem loans included one loan which was added in a previous quarter, and was collateralized by properties located in the Branson, Mo., area.

Activity in foreclosed assets, excluding $13.8 million in foreclosed assets covered by FDIC loss sharing agreements, during the quarter ended September 30, 2013, was as follows:

	Beginning Balance, July 1	Additions	ORE Sales	Capitalized Costs	ORE Write- Downs	Ending Balance, September 30
	(In thousands)
One-to four-family construction	$324	$—	$(324)	$—	$—	$—
Subdivision construction	13,877	317	(1,102)	—	—	13,092
Land development	14,903	826	(436)	—	—	15,293
Commercial construction	3,666	—	(1,421)	—	—	2,245
One- to four-family residential	1,390	1,184	(1,489)	—	(15)	1,070
Other residential	7,116	—	(1,601)	117	—	5,632
Commercial real estate	3,850	1,658	(2,267)	—	(2)	3,239
Commercial business	112	—	(14)	—	—	98
Consumer	940	1,112	(920)	—	—	1,132

Total	$46,178	$5,097	$(9,574)	$117	$(17)	$41,801

At September 30, 2013, the land development category of foreclosed assets included 27 properties, the largest of which was located in northwest Arkansas and had a balance of $2.3 million, or 15.0% of the total category.  Of the total dollar amount in the land development category of foreclosed assets, 48.4% and 35.0% was located in northwest Arkansas and in the Branson, Mo., area, respectively, including the largest property previously mentioned.  The subdivision construction category of foreclosed assets included 37 properties, the largest of which was located in the St. Louis, Mo. metropolitan area and had a balance of $3.4 million, or 25.6% of the total category.  Of the total dollar amount in the subdivision construction category of foreclosed assets, 15.3% and 14.6% is located in Branson, Mo., and Springfield, Mo., respectively. The other residential category of foreclosed assets included 17 properties, 15 of which were all part of the same condominium community, which was located in Branson, Mo. and had a balance of $2.5 million, or 44.1% of the total category.  Of the total dollar amount in the other residential category of foreclosed assets, 93.8% was located in the Branson, Mo., area, including the largest properties previously mentioned.

BUSINESS INITIATIVES

Several initiatives are underway related to the Company’s banking center network. On October 25, 2013, 11 Missouri banking centers will close and be consolidated into other nearby Great Southern banking center locations. Consolidation of these banking centers, which includes the transfer of deposits and other banking center operations, was announced in July 2013 as a result of a review of the entire banking center network. The affected banking centers were acquired in 2011, as part of the FDIC-assisted acquisition of the former 27-branch Sun Security Bank.  Six of the 11 banking centers are located in southeastern Missouri:  Annapolis, Arcadia, Centerville, Lesterville, Marquand and Piedmont. The remaining banking centers are located in central Missouri:  Fair Play, Gravois Mills, Holts Summit, Humansville and Weaubleau. Great Southern ATMs will remain operational at each of the affected banking center sites.

As noted at the time these consolidations were announced, the Company expects a positive pre-tax income statement impact of approximately $1.2 million to $1.5 million on an annual basis due to the anticipated reduction in non-interest expenses.  In addition, the Company anticipates recording one-time expenses totaling approximately $300,000 to $600,000 during the fourth quarter of 2013 in connection with severance costs for affected employees and shortened useful lives of certain furniture and equipment.  The affected premises, which have a total carrying value of approximately $1.5 million, will be marketed for sale.  No significant impairment of the value of these premises is expected, as they were purchased near the end of 2011 from the FDIC at fair value as determined by current appraisals at that time.

On October 7, 2013, a full-service banking center in a commercial district in Omaha, Neb., opened for business. In addition to the banking center, a commercial lending team is housed in this facility. The Company currently operates three banking centers in the Omaha metropolitan area – two in Bellevue and one in Fort Calhoun.

In Maple Grove, Minn., a new banking center opened on October 21, 2013, replacing a leased banking center a short distance away. The new banking center is also home to a commercial lending team led by recently-hired Carl Brandt, a 25-year Twin Cities banking veteran.  The Company operates a total of four banking centers in the Minneapolis market – one each in Edina, Lakeville, Maple Grove and Roseville.

On November 4, 2013, a new and larger banking center in Ava, Mo., is expected to open replacing the current bank-owned property less than a mile away. The Company has served customers in Ava since 1979.

The common stock of Great Southern Bancorp, Inc., is listed on the Nasdaq Global Select Market under the symbol “GSBC”. The last reported sale price of GSBC common stock in the quarter ended September 30, 2013, was $28.23. Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 108 banking centers and more than 200 ATMs in Missouri, Arkansas, Iowa, Kansas, Minnesota and Nebraska.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “expects,” “anticipates,” “will be,” "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) non-interest expense reductions from the planned
Great Southern banking center consolidation might be less than anticipated and the costs of the consolidation and impairment of the value of the affected premises might be greater than expected; (ii) expected cost savings, synergies and other benefits from the Company’s merger and acquisition activities, might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (iii) changes in economic conditions, either nationally or in the Company’s market areas; (iv) fluctuations in interest rates; (v) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and writeoffs and changes in estimates of the adequacy of the allowance for loan losses; (vi) the possibility of other-than-temporary impairments of securities held in the Company’s securities portfolio; (vii) the Company’s ability to access cost-effective funding; (viii) fluctuations in real estate values and both residential and commercial real estate market conditions; (ix) demand for loans and deposits in the Company’s market areas; (x) legislative or regulatory changes that adversely affect the Company’s business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the overdraft protection regulations and customers’ responses thereto; (xi) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xii) results of examinations of the Company and Great Southern by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xiii) the uncertainties arising from the Company’s participation in the Small Business Lending Fund program, including uncertainties concerning the potential future redemption by us of the U.S. Treasury’s preferred stock investment under the program, including the timing of, regulatory approvals for, and conditions placed upon, any such redemption; (xiv) costs and effects of litigation, including settlements and judgments; and (xv) competition. The Company wishes to advise readers that the factors listed above and other risks described from time to time in the Company’s other filings with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.  The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth certain selected consolidated financial information of the Company at and for the periods indicated.  Financial data for all periods is unaudited.  In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included.  The results of operations and other data for the three and nine months ended September 30, 2013, and 2012, are not necessarily indicative of the results of operations which may be expected for the full year or any future period.

	September 30,	December 31,
	2013	2012
Selected Financial Condition Data:	(In thousands)

Total assets	$3,603,325	$3,955,182
Loans receivable, gross	2,371,120	2,362,480
Allowance for loan losses	39,456	40,649
Foreclosed assets, net	55,606	68,874
Available-for-sale securities, at fair value	580,980	807,010
Deposits	2,852,534	3,153,193
Total borrowings	344,528	391,114
Total stockholders’ equity	375,573	369,874
Common stockholders’ equity	317,630	311,931
Non-performing assets (excluding FDIC-covered assets)	63,189	72,622

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2013	2012	2013	2012	2013
Selected Operating Data:	(Dollars in thousands, except per share data)

Interest income	$43,019	$50,159	$133,856	$143,058	$43,481
Interest expense	4,555	6,904	14,758	22,554	4,980
Net interest income	38,464	43,255	119,098	120,504	38,501
Provision for loan losses	2,677	8,400	14,573	36,077	3,671
Non-interest income	929	2,085	6,179	44,022	2,327
Non-interest expense	27,178	29,152	81,738	82,294	27,617
Provision for income taxes	1,099	746	3,910	10,447	1,316
Net income from continuing operations	$8,439	$7,042	$25,056	$35,708	$8,224
Income from discontinued operations	—	62	—	549	—
Net income	$8,439	$7,104	$25,056	$36,257	$8,224
Net income available-to-common shareholders	$8,294	$6,954	$24,621	$35,817	$8,079

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2013	2012	2013	2012	2013
Per Common Share:	(Dollars in thousands, except per share data)

Net income (fully diluted)	$0.61	$0.51	$1.80	$2.62	$0.59
Net income from continuing operations (fully diluted)	$0.61	$0.50	$1.80	$2.59	$0.59
Book value	$23.15	$22.36	$23.15	$22.36	$23.23

Earnings Performance Ratios:
Annualized return on average assets	0.92%	0.70%	0.87%	1.21%	0.84%
Annualized return on average stockholders’ equity	10.56%	9.42%	10.44%	16.74%	10.20%
Net interest margin	4.64%	4.75%	4.60%	4.47%	4.39%
Average interest rate spread	4.53%	4.69%	4.51%	4.39%	4.31%
Efficiency ratio	68.99%	65.45%	65.25%	51.36%	67.65%
Non-interest expense to average total assets	2.96%	3.04%	2.82%	2.92%	2.82%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	2.01%	2.22%	2.01%	2.22%	2.08%
Non-performing assets to period-end assets	1.75%	1.89%	1.75%	1.89%	1.85%
Non-performing loans to period-end loans	0.90%	1.05%	0.90%	1.05%	1.03%
Annualized net charge-offs to average loans	0.70%	1.94%	1.09%	2.72%	0.83%

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except number of shares)

	September 30, 2013	December 31, 2012	June 30, 2013
Assets

Cash	$109,254	$107,949	$92,035
Interest-bearing deposits in other financial institutions	230,560	295,855	281,275
Federal funds sold	—	337	—
Cash and cash equivalents	339,814	404,141	373,310

Available-for-sale securities	580,980	807,010	744,439
Held-to-maturity securities	805	920	805
Mortgage loans held for sale	10,047	26,829	22,679
Loans receivable (1), net of allowance for loan losses of $39,456 – September 2013; $40,649 - December 2012; $40,185 – June 2013	2,328,738	2,319,638	2,325,877
FDIC indemnification asset	80,554	117,263	89,637
Interest receivable	10,932	12,755	12,337
Prepaid expenses and other assets	76,293	79,560	79,365
Foreclosed assets held for sale (2), net	55,606	68,874	61,093
Premises and equipment, net	104,811	102,286	102,912
Goodwill and other intangible assets	4,890	5,811	5,197
Federal Home Loan Bank stock	9,855	10,095	10,374

Total Assets	$3,603,325	$3,955,182	$3,828,025

Liabilities and Stockholders’ Equity

Liabilities
Deposits	$2,852,534	$3,153,193	$3,013,896
Federal Home Loan Bank advances	127,808	126,730	128,125
Securities sold under reverse repurchase agreements with customers	135,158	179,644	196,299
Structured repurchase agreements	50,000	53,039	53,013
Short-term borrowings	633	772	633
Subordinated debentures issued to capital trust	30,929	30,929	30,929
Accrued interest payable	1,121	1,322	1,106
Advances from borrowers for taxes and insurance	5,814	2,154	4,402
Accounts payable and accrued expenses	18,307	12,128	16,182
Current and deferred income taxes	5,448	25,397	9,049
Total Liabilities	3,227,752	3,585,308	3,453,634

Stockholders’ Equity
Capital stock
Serial preferred stock - SBLF, $.01 par value; authorized 1,000,000 shares; issued and outstanding 2013 and 2012 – 57,943 shares	57,943	57,943	57,943
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2013 – 13,665,706 shares; December 2012 – 13,596,335 shares; June 2013 – 13,623,779 shares	137	136	136
Additional paid-in capital	19,407	18,394	18,780
Retained earnings	294,420	276,751	288,528
Accumulated other comprehensive gain	3,666	16,650	9,004
Total Stockholders’ Equity	375,573	369,874	374,391

Total Liabilities and Stockholders’ Equity	$3,603,325	$3,955,182	$3,828,025

(1)
At September 30, 2013, December 31, 2012 and June 30, 2013, includes loans, net of discounts, totaling $413.3 million, $523.8 million and $442.2 million, respectively, which are subject to FDIC support through loss sharing agreements.

(2)
At September 30, 2013, December 31, 2012 and June 30, 2013, includes foreclosed assets, net of discounts, totaling $13.8 million, $18.7 million and $14.9 million, respectively, which are subject to FDIC support through loss sharing agreements.

Great Southern Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2013	2012	2013	2012	2013
Interest Income
Loans	$40,087	$44,606	$122,226	$124,572	$39,362
Investment securities and other	2,932	5,553	11,630	18,486	4,119
	43,019	50,159	133,856	143,058	43,481
Interest Expense
Deposits	2,822	5,092	9,611	16,663	3,263
Federal Home Loan Bank advances	1,005	1,023	2,968	3,430	989
Short-term borrowings and repurchase agreements	587	634	1,758	1,993	588
Subordinated debentures issued to capital trust	141	155	421	468	140
	4,555	6,904	14,758	22,554	4,980

Net Interest Income	38,464	43,255	119,098	120,504	38,501
Provision for Loan Losses	2,677	8,400	14,573	36,077	3,671
Net Interest Income After Provision for Loan Losses	35,787	34,855	104,525	84,427	34,830

Noninterest Income
Commissions	158	231	836	769	350
Service charges and ATM fees	4,729	4,900	13,800	14,272	4,644
Net gains on loan sales	1,179	1,404	4,236	3,650	1,628
Net realized gains on sales and impairments of available-for-sale securities	110	507	241	1,787	97
Late charges and fees on loans	284	195	785	605	201
Net change in interest rate swap fair value	(125)	(104)	283	(124)	347
Initial gain recognized on business acquisition	—	—	—	31,312	—
Accretion (amortization) of income related to business acquisitions	(6,339)	(5,959)	(17,900)	(12,147)	(5,694)
Other income	933	911	3,898	3,898	754
	929	2,085	6,179	44,022	2,327

Noninterest Expense
Salaries and employee benefits	13,034	13,013	39,334	38,842	13,078
Net occupancy expense	5,216	5,556	15,451	15,234	5,100
Postage	790	845	2,454	2,473	871
Insurance	1,083	1,143	3,204	3,321	957
Advertising	433	449	1,599	1,216	691
Office supplies and printing	320	340	950	1,061	323
Telephone	679	684	2,169	2,088	803
Legal, audit and other professional fees	1,186	946	2,936	3,366	948
Expense on foreclosed assets	1,068	2,536	3,478	4,203	1,355
Partnership tax credit	1,578	1,463	4,500	3,799	1,537
Other operating expenses	1,791	2,177	5,663	6,691	1,954
	27,178	29,152	81,738	82,294	27,617

Income Before Income Taxes	9,538	7,788	28,966	46,155	9,540
Provision for Income Taxes	1,099	746	3,910	10,447	1,316
Net Income from Continuing Operations	8,439	7,042	25,056	35,708	8,224

Discontinued Operations
Income from discontinued operations,
net of income taxes	—	62	—	549	—

Net Income	8,439	7,104	25,056	36,257	8,224

Preferred Stock Dividends and Discount Accretion	145	150	435	440	145

Net Income Available to Common Shareholders	$8,294	$6,954	$24,621	$35,817	$8,079

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2013	2012	2013	2012	2013
Earnings Per Common Share
Basic	$0.61	$0.51	$1.81	$2.65	$0.59
Diluted	$0.61	$0.51	$1.80	$2.62	$0.59
Earnings from Continuing Operations Per Common Share
Basic	$0.61	$0.50	$1.81	$2.61	$0.59
Diluted	$0.61	$0.50	$1.80	$2.59	$0.59

Dividends Declared Per Common Share	$0.18	$0.18	$0.54	$0.54	$0.18

Average Balances, Interest Rates and Yields

The following tables present, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin.  Average balances of loans receivable include the average balances of non-accrual loans for each period.  Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards.  Fees included in interest income were $851,000 and $814,000 for the three months ended September 30, 2013 and 2012, respectively.  Fees included in interest income were $2.5 million and $2.3 million for the nine months ended September 30, 2013 and 2012, respectively.  Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2013(1)	Three Months Ended September 30, 2013			Three Months Ended September 30, 2012
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.86%	$461,892	$8,434	7.24%	$494,883	$7,656	6.15%
Other residential	4.63	285,040	5,754	8.01	328,510	4,582	5.55
Commercial real estate	4.80	817,080	12,401	6.02	774,541	13,086	6.72
Construction	4.55	210,072	3,303	6.24	196,038	5,673	11.51
Commercial business	5.04	248,826	3,850	6.14	230,955	6,901	11.89
Other loans	6.09	303,776	5,695	7.44	269,508	5,939	8.77
Industrial revenue bonds	5.73	45,333	650	5.68	50,941	769	6.01

Total loans receivable	5.12	2,372,019	40,087	6.70	2,345,376	44,606	7.57

Investment securities	2.39	667,950	2,820	1.68	815,972	5,366	2.62
Other interest-earning assets	0.19	246,708	112	0.18	458,747	187	0.16

Total interest-earning assets	4.28	3,286,677	43,019	5.19	3,620,095	50,159	5.51
Non-interest-earning assets:
Cash and cash equivalents		90,021			85,198
Other non-earning assets		295,593			353,879
Total assets		$3,672,291			$4,059,172

Interest-bearing liabilities:
Interest-bearing demand and
savings	0.21	$1,336,049	710	0.21	$1,541,897	1,725	0.45
Time deposits	0.73	1,034,460	2,112	0.81	1,394,932	3,367	0.96
Total deposits	0.44	2,370,509	2,822	0.47	2,936,829	5,092	0.69
Short-term borrowings and repurchase agreements	1.20	220,645	587	1.06	253,367	634	1.00
Subordinated debentures issued to capital trust	1.83	30,929	141	1.81	30,929	155	1.98
FHLB advances	3.10	129,488	1,005	3.08	129,793	1,023	3.14

Total interest-bearing liabilities	0.64	2,751,571	4,555	0.66	3,350,918	6,904	0.82
Non-interest-bearing liabilities:
Demand deposits		523,578			344,952
Other liabilities		19,689			3,633
Total liabilities		3,294,838			3,699,503
Stockholders’ equity		377,453			359,669
Total liabilities and stockholders’ equity		$3,672,291			$4,059,172

Net interest income:
Interest rate spread	3.64%		$38,464	4.53%		$43,255	4.69%
Net interest margin*				4.64%			4.75%
Average interest-earning assets to average interest-bearing liabilities		119.4%			108.0%
______________
*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2013.

	September 30, 2013(1)	Nine Months Ended September 30, 2013			Nine Months Ended September 30, 2012
	Yield/	Average		Yield/	Average		Yield/
	Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	4.86%	$481,032	$25,835	7.18%	$448,813	$22,316	6.64%
Other residential	4.63	302,603	17,948	7.93	311,466	13,609	5.84
Commercial real estate	4.80	803,493	37,432	6.23	782,085	40,661	6.94
Construction	4.55	208,669	11,523	7.38	225,785	15,150	8.96
Commercial business	5.04	248,865	11,118	5.97	225,263	15,550	9.22
Other loans	6.09	291,406	16,184	7.43	251,010	14,700	7.82
Industrial revenue bonds	5.73	51,766	2,186	5.65	58,811	2,586	5.87

Total loans receivable	5.12	2,387,834	122,226	6.84	2,303,233	124,572	7.22

Investment securities	2.39	763,143	11,291	1.98	860,701	17,923	2.78
Other interest-earning assets	0.19	313,402	339	0.14	435,987	563	0.17

Total interest-earning assets	4.28	3,464,379	133,856	5.16	3,599,921	143,058	5.31
Non-interest-earning assets:
Cash and cash equivalents		87,585			81,044
Other non-earning assets		308,303			330,784
Total assets		$3,860,267			$4,011,749

Interest-bearing liabilities:
Interest-bearing demand and savings	0.21	$1,523,320	2,866	0.25	$1,430,777	5,803	0.54
Time deposits	0.73	1,095,145	6,745	0.82	1,390,183	10,860	1.04
Total deposits	0.44	2,618,465	9,611	0.49	2,820,960	16,663	0.79
Short-term borrowings and repurchase agreements	1.20	245,351	1,758	0.96	265,123	1,993	1.00
Subordinated debentures issued to capital trust	1.83	30,929	421	1.82	30,929	468	2.02
FHLB advances	3.10	127,650	2,968	3.11	151,782	3,430	3.02

Total interest-bearing liabilities	0.64	3,022,395	14,758	0.65	3,268,794	22,554	0.92
Non-interest-bearing liabilities:
Demand deposits		439,076			391,594
Other liabilities		20,856			4,557
Total liabilities		3,482,327			3,664,945
Stockholders’ equity		377,940			346,804
Total liabilities and stockholders’ equity		$3,860,267			$4,011,749

Net interest income:
Interest rate spread	3.64%		$119,098	4.51%		$120,504	4.39%
Net interest margin*				4.60%			4.47%
Average interest-earning assets to average interest-bearing liabilities		114.6%			110.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.
(1)
The yield/rate on loans at September 30, 2013 does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions.  See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2013.